EXHIBIT 23.2



                         Consent of Independent Auditors


The Board of Directors
COMARCO, Inc.

We consent to incorporation by reference in the registration statement (No. ) on Form S-8 of COMARCO, Inc. of our report dated March 20, 2000, relating to the consolidated balance sheets of COMARCO, Inc. and subsidiaries as of January 31, 2000 and 1999, and the related consolidated statements of income and cash flows and comprehensive income and the related schedule for each of the years in the three-year period ended January 31, 2000, which report appears in the January 31, 2000 annual report on Form 10-K of COMARCO, Inc. and subsidiaries.


                                                              /s/ KPMG LLP

McLean, VA
July 27, 2000